Exhibit 10.24

METROMILE, INC.

February 11, 2021

Dan Preston

via email: dan@metromile.com

Re:	Employment Terms

Dear Dan:

On behalf of Metromile, Inc. (the “Company”), I am pleased to offer you continued employment at the Company on the terms set forth in this offer letter agreement (the “Agreement”). This Agreement shall become effective on the date that it is signed by you (the “Effective Date”) and shall amend and restate any prior offer letter or employment agreement between you and the Company, including your offer letter dated January 30, 2013.

1. Employment by the Company.

(a) Position. You will serve as the Company’s Chief Executive Officer. During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

(b) Duties and Location. You will perform those duties and responsibilities as are customary for the position of Chief Executive Officer and as may be directed by the Company’s Board of Directors (the “Board”), to whom you will report. You will initially continue to work remotely; at such time as the Company reopens its offices in San Francisco, California, that will be your primary office location. Notwithstanding the foregoing, the Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel. The Company may modify your job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

2. Base Salary and Employee Benefits.

(a) Salary. You will be paid a base salary at the rate of $450,000 per year, less applicable payroll deductions and withholdings. Your base salary will be paid on the Company’s ordinary payroll cycle. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation.

(b) Employee Benefits. As a regular full-time employee, you will continue to be eligible to participate in the Company’s standard employee benefits offered to executive level employees, as in effect from time to time and subject to the terms and conditions of the benefit plans and applicable Company policies. A full description of these benefits is available upon request. The Company may change your compensation and benefits from time to time in its discretion.

3. Expenses. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policies and practices as in effect from time to time.

Dan Preston

February 11, 2021

4. Equity Awards. The Board will recommend to the Board of Directors of INSU Acquisition Corp II, a Delaware corporation (“Parent” and the “Parent Board”) that you be granted, as soon as practicable following completion of the transactions contemplated by the Agreement and Plan of Merger and Reorganization by and among Parent, INSU II Merger Sub Corp., a Delaware corporation, and the Company, dated as of November 24, 2020 (“Closing”), the following Parent equity awards:

(a) Time-Based Restricted Stock Units. A restricted stock unit award covering 1,750,000 shares of Parent common stock (“Time-Based RSUs”) under the Metromile, Inc. 2021 Equity Incentive Plan (the “Plan”). Subject to approval by the Parent Board, the Time-Based RSUs shall be subject to a time-based vesting, with a vesting commencement date of February 9, 2021 (the “Vesting Commencement Date”), and shall be satisfied quarterly over three (3) years following the Vesting Commencement Date, with 145,833 of the shares vesting on each of the first eight completed calendar quarters following the Vesting Commencement Date and 145,834 of the shares vesting on the ninth through twelfth completed calendar quarters following the Vesting Commencement Date, in all cases subject to your continued employment with the Company or Parent on each such vesting date.

(b) Performance-Based Restricted Stock Units. A restricted stock unit award covering 1,750,000 shares of the Parent common stock (as adjusted as set forth on Exhibit A to this Agreement) (the “Performance-Based RSUs”). Subject to approval by the Parent Board, the Performance-Based RSUs shall be granted under the Plan, shall vest as set forth on Exhibit A, and shall have a term of five years (from the grant date of such Performance- Based RSUs).

The Time-Based RSUs and Performance-Based RSUs shall provide for an automatic sell-to-cover arrangement in respect of applicable withholding taxes following the first release of shares from the Lockup (as defined on Exhibit A). Shares in respect of any vested portion of the Time-Based RSUs and Performance-Based RSUs shall be delivered to you as soon as reasonably practicable following the applicable vesting date but in no event later than two and one-half months after the end of the calendar year following the calendar year in which such Time- Based RSUs or Performance-Based RSUs, as applicable, vest. The Time-Based RSUs and Performance-Based RSUs shall also be subject to the provisions of the Plan and the applicable award agreement, provided, however, that the Company’s standard forms shall be revised to provide that any clawbacks for RSUs adopted by the Company shall be limited to those required to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law.

In addition, outstanding options to purchase 150,000 shares, granted on August 14, 2017, shall be deemed to have vested in full as of the Closing.

5. Compliance with Confidentiality Information Agreement and Company Policies. You acknowledge and agree that your signed At-will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement that you entered into with the Company (the “Confidentiality Agreement”) remains in full force and effect and binding upon you. In addition, you are required to continue to abide by the Company’s policies and procedures (including but not limited to the Company’s employee Handbook), as adopted or modified from time to time within the Company’s discretion, and acknowledge in writing that you have read and will comply with such policies and procedures (and provide additional such acknowledgements as such policies and procedures may be modified from time to time); provided, however, that in the event the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

6. Protection of Third Party Information. By signing this Agreement, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. In addition, you agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

Dan Preston

February 11, 2021

7. At-Will Employment Relationship. Your employment relationship with the Company will continue to be at will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time, with or without Cause or advance notice.

8. Severance in the Event of Qualifying Termination Absent a Change of Control. If, at any time, the Company terminates your employment without Cause (other than as a result of your death or disability) or you resign for Good Reason (either such termination referred to as a “Qualifying Termination”), provided such termination or resignation constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to Sections 10 (“Limitation on Severance Benefits / Clawback and Recovery”), 11 (“Conditions to Receipt of Severance Benefits and Accelerated Vesting”) and 12 (“Return of Company Property”) below and your continued compliance with the terms of this Agreement (including without limitation the Confidentiality Agreement), the Company will provide you with the following severance benefits (the “Non-CIC Severance Benefits”):

(a) Cash Severance. The Company will pay you, as cash severance, twelve (12) months of your base salary in effect as of your Separation from Service date, less standard payroll deductions and tax withholdings (the “Severance”). The Severance will be paid in installments in the form of continuation of your base salary payments, paid on the Company’s ordinary payroll dates, commencing on the Company’s first regular payroll date that is more than sixty (60) days following your Separation from Service date, and shall be for any accrued base salary for the sixty (60)-day period plus the period from the sixtieth (60th) day until the regular payroll date, if applicable, and all salary continuation payments thereafter, if any, shall be made on the Company’s regular payroll dates.

(b) COBRA Severance. The Company will continue to pay the cost of your health care coverage in effect at the time of your Separation from Service for a maximum of twelve (12) months, either by reimbursing you for or paying directly (at the Company’s discretion) your COBRA premiums to continue such coverage (the “COBRA Severance”). The Company's obligation to pay the COBRA Severance on your behalf will cease if you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. You must notify the Company within two (2) weeks if you obtain coverage from a new source. This payment of COBRA Severance by the Company would not expand or extend the maximum period of COBRA coverage to which you would otherwise be entitled under applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other coverage or (y) the last day of the twelfth (12th) calendar month following your Separation from Service date.

9. Severance in the Event of Qualifying Termination in Connection with a Change of Control. In the event of a Qualifying Termination that occurs within three (3) months prior to or within twelve (12) months following the closing of a Change of Control (as defined below), provided such Qualifying Termination constitutes a Separation from Service, then subject to Sections 10 (“Limitation on Severance Benefits / Clawback and Recovery”), 11 (“Conditions to Receipt of Severance Benefits and Accelerated Vesting”) and 12 (“Return of Company Property”) below and your continued compliance with the terms of this Agreement (including without limitation the Confidentiality Agreement), then the Company will provide you with the following severance benefits (the “CIC Severance Benefits”): (i) the Severance in the form and as set forth in Section 8(a) above, except that such Severance will be extended from twelve (12) months to eighteen (18) months; (ii) the COBRA Severance, in the form and as set forth in Section 8(b) above, except that such COBRA Severance will be extended from twelve (12) months to eighteen (18) months; and (iii) the Company shall accelerate the vesting of any then-unvested Time-Based RSUs such that one hundred percent (100%) of such shares shall be deemed satisfied as of your Separation from Service date (the “Accelerated Vesting”).

Dan Preston

February 11, 2021

10. Limitation on Severance Benefits / Clawback and Recovery. Under no circumstances will you be able to receive both the Non-CIC Severance Benefits and the CIC Severance Benefits. Any and all Non-CIC Severance Benefits and CIC Severance Benefits provided under this Agreement will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions as the Board determines necessary to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, including but not limited to a reacquisition right in respect of previously acquired shares of common stock of the Company or other cash or property upon the occurrence of a termination of employment for Cause.

11. Resignation Without Good Reason; Termination for Cause; Death or Disability. If, at any time, you resign your employment without Good Reason, or the Company terminates your employment for Cause, or if either party terminates your employment as a result of your death or disability, you will receive your base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any Non-CIC Severance Benefits, CIC Severance Benefits, or Accelerated Vesting, as applicable, , other than your rights to the vested portion of your Option and any other rights to which you are entitled under the Company’s benefit programs.

12. Conditions to Receipt of Severance Benefits and Accelerated Vesting. Prior to and as a condition to your receipt of the Non-CIC Severance Benefits, the CIC Severance Benefits, or the Accelerated Vesting, you shall execute and deliver to the Company an effective release of claims in favor of and in a form acceptable to the Company (the “Release”) within the timeframe set forth therein, but not later than forty-five (45) days following your Separation from Service date, and allow the Release to become effective according to its terms (by not invoking any legal right to revoke it) within any applicable time period set forth therein (such latest permitted effective date, the “Release Deadline”).

13. Return of Company Property. Upon the termination of your employment for any reason, as a precondition to your receipt of the Non-CIC Severance Benefits, the CIC Severance Benefits, and the Accelerated Vesting, as applicable (if and as applicable), within five (5) days after your Separation from Service Date (or earlier if requested by the Company), you must return to the Company all Company documents (and all copies thereof) and other Company property in your possession, custody or control, including, but not limited to, Company files, notes, financial and operational information, password and account information, customer lists and contact information, prospect information, product and services information, research and development information, drawings, records, plans, forecasts, pipeline reports, sales reports or other reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company, and all reproductions thereof in whole or in part and in any medium. You further agree that you will make a diligent search to locate any such documents, property and information and return them to the Company within the timeframe provided above. You also must provide the Company all passwords, log-ins, administrative access, and any other information or access for and relating to any Company computer or other device that you have used to access or use the Company’s network, as well as any Company database or Company accounts with third parties which you established, administered, or to which you had access, and must terminate your access to such network and accounts and otherwise comply with any Company requests regarding all such access and accounts. In addition, if you have used any personal computer, server, or email system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) days after your Separation from Service date (or earlier if requested by the Company) you must provide the Company with a computer-useable copy of such information and permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done. If requested, you shall deliver to the Company a signed statement certifying compliance with this Section prior to the receipt of the Non-CIC Severance Benefits, the CIC Severance Benefits, or the Accelerated Vesting, as applicable.

Dan Preston

February 11, 2021

14. Outside Activities. Throughout your employment with the Company, you may engage in civic and not- for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

15. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Cause” for termination will mean your: (a) commission or conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (b) commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company; (c) material breach of your duties to the Company; (d) intentional damage to any property of the Company causing material harm to the Company; (e) gross misconduct, or other material violation of Company policy that causes, or reasonably could be anticipated to cause, harm; (f) material violation of any written and fully executed contract or agreement between you and the Company, including without limitation, material breach of your Confidentiality Agreement, or of any Company policy, or of any statutory duty you owe to the Company; or (g) conduct which in the good faith and reasonable determination of the Company demonstrates gross unfitness to serve. The determination that a termination is for Cause shall be made by the Company in its sole discretion.

You shall have “Good Reason” for resigning from employment with the Company if any of the following actions are taken by the Company without your prior written consent: (a) a material reduction in your base salary, which the parties agree is a reduction of at least 25% of your base salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (b) a material reduction in your duties (including responsibilities and/or authorities), provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” in and of itself unless your new duties are materially reduced from the prior duties; or (c) relocation of your principal place of employment to a place that increases your one-way commute by more than fifty (50) miles as compared to your then-current principal place of employment immediately prior to such relocation. In order to resign for Good Reason, you must provide written notice to the Board within 30 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions you then hold with the Company not later than 30 days after the expiration of the cure period.

“Change of Control” shall have the meaning set forth in the Plan.

Dan Preston

February 11, 2021

16. Compliance with Section 409A. It is intended that the Non-CIC Severance Benefits, the CIC Severance Benefits, and the Accelerated Vesting, as applicable, satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) (Section 409A, together with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A- 1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Company (or, if applicable, the successor entity thereto) determines that the Non-CIC Severance Benefits, the CIC Severance Benefits, and the Accelerated Vesting, as applicable, constitute “deferred compensation” under Section 409A and you are, on the date of your Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the timing of the Non-CIC Severance Benefits, the CIC Severance Benefits, and the Accelerated Vesting, as applicable, shall be delayed until the earliest of: (i) the date that is six (6) months and one (1) day after your Separation from Service date, (ii) the date of your death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments or benefits deferred pursuant to this Section shall be paid in a lump sum or provided in full by the Company (or the successor entity thereto, as applicable), and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. If the Non-CIC Severance Benefits, the CIC Severance Benefits, or the Accelerated Vesting, as applicable, are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which you have a Separation from Service, the Release will not be deemed effective any earlier than the Release Deadline. The Non-CIC Severance Benefits, the CIC Severance Benefits, and the Accelerated Vesting, as applicable, Non-CIC Severance Benefits, the CIC Severance Benefits, and the Accelerated Vesting, as applicable, are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. With respect to reimbursements or in-kind benefits provided to you hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

Dan Preston

February 11, 2021

17. Section 280G; Parachute Payments.

(a) If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b) Notwithstanding any provision of subsection (a) above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c) Unless you and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change of Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 17 (“Section 280G; Parachute Payments”). The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

(d) If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 17(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 17(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 17(a), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

Dan Preston

February 11, 2021

18. Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. or its successor (“JAMS”), under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

19. Miscellaneous. This Agreement, together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s or the Board’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company (other than you). This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Dan Preston

February 11, 2021

Please sign and date this Agreement and return it to me on or before February 12, 2021 if you wish to accept continued employment at the Company under the terms described above. The offer of continued employment herein will expire if I do not receive this signed letter by that date. I would be happy to discuss any questions that you may have about these terms.

Sincerely,

/s/Dave Friedberg
Dave Friedberg, Founder & Executive Chairman

Reviewed, Understood, and Accepted:

/s/ Dan Preston	February 11, 2021
Dan Preston	Date

Exhibit A: Performance-Based RSU Terms

EXHIBIT A PERFORMANCE-BASED RSU TERMS

The terms below shall apply to your Performance-Based RSUs subject to your Continuous Service (as defined in the Plan) through the applicable vesting date:

1) 291,667 of the Performance-Based RSUs shall vest upon the date on which the Company first achieves an active number of “policies in force” greater than or equal to 250,000, as determined by the Board in its sole discretion.

2) 291,667 of the Performance-Based RSUs shall vest upon the date on which the Company first achieves an active number of “policies in force” greater than or equal to 500,000, as determined by the Board in its sole discretion.

3) 583,333 of the Performance-Based RSUs shall vest upon the date on which the Company first achieves a positive operating cashflow (excluding marketing expenses, device expenses, new business underwriting expenses and reinsurance expenses) for a period of at least one financial quarter, as determined by the Board in its sole discretion.

4) 583,333 of the Performance-Based RSUs shall vest upon the achievement of a $25 per share price of the Parent Common Stock over any twenty (20) Trading Days within any thirty (30) Trading Day (the “Share-Based Milestone”). Notwithstanding the foregoing, the Share-Based Milestone shall be deemed satisfied as set forth in the table below in connection with a Change of Control (as defined in the Plan) that occurs prior to February 15, 2025. Price per share shall be the value paid for all of the shares of each class of Parent common stock or any successor entity in connection with a Change of Control. In the event of a stock-for-stock acquisition, the value of the acquiror’s shares shall be valued based on the volume weighted average closing price over the 60-day period ending on and including the trading day occurring on the day prior to consummation of such Change of Control.

Price per share	Percentage of Performance-Based RSUs Subject to the Share-Based Milestone Vesting
At least $25 but less than $30	33%
At least $30 but less than $35	66%
At least $35	100%

If the Share-Based Milestone is not met on or before February 15, 2025, all Performance-Based RSUs that are subject to the Share-Based Milestone will be forfeited. In the event of a Change of Control, the vesting conditions for all Performance-Based RSUs, other than the Performance-Based RSUs subject to the Share-Based Milestone (which shall vest in accordance with (4) above), shall be deemed to have been achieved as of the closing of such Change of Control in the proportion set forth in the table above (e.g. if the price per share is less than $25, none of the Performance-Based RSUs shall be deemed to have been achieved, if the price per share is $35 or more, all of the Performance-Based RSUs shall be deemed to have been achieved etc.).

Notwithstanding anything in this Exhibit A to the contrary, if vesting conditions for Performance-Based RSUs are otherwise met prior to the first release of shares from any lockup agreement restricting shares following Closing (the “Lockup”), the Performance-Based RSUs will not vest until following the first release of shares from the Lockup.

Any of the share amounts and share prices for Performance-Based RSUs shall be automatically adjusted in the event of stock splits, any extraordinary dividend or other extraordinary distribution, combinations and the like occurring prior to the date of grant.

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